Exhibit 4.11

AMENDMENT TO STOCK WARRANT

This Amendment (the “Amendment”) dated May 24, 2013 amends that certain Stock Warrant, dated December 14, 2011, (the “Warrant”) by and between the North Carolina Biotechnology Center ("NCBIO") and HEAT BIOLOGICS, INC. a Delaware corporation (“HEAT”).

WHEREAS, NCBIO and HEAT are parties to the Warrant and in order to facilitate the contemplated initial public offering of the HEAT, they desire to amend the conversion terms of the Warrant.

NOW THEREFORE in consideration of the premises and ten dollars ($10.00) paid in hand and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Notwithstanding anything to the contrary contained in the Warrant, the Warrant shall only be exercisable for 29,762 shares of the Company’s Common Stock, subject to adjustment as set forth therein.  As such, the first paragraph in the RECITALS of the Warrant is hereby deleted in its entirety and replaced with the following:

“THIS CERTIFIES that, for value received, the North Carolina Biotechnology Center (the “Center”) is entitled to subscribe for and purchase from Heat Biologics, Inc. (the “Company”), 29,762 shares of the Company’s Common Stock (the “Shares”), subject to adjustment as set forth herein, at a price per Share of $2.10, subject to adjustment as set forth herein (the “Exercise Price”).”

2.

Representations and Warranties.  HEAT represents and warrants that the Warrants, as amended pursuant to Section 1 are being and will be amended on the same basis and exchange ratio as shares of Series A stock are converted into HEAT Common Stock by the other Series A shareholders.  The Parties acknowledge that dividends, if any, will accrue only up to the date of conversion of the Series A shares.

3.

Successors. This Amendment shall be fully binding upon and enforceable with respect to the parties and their respective representatives, successors, partners, executors, and assigns.

4.

Authority. Each of the parties hereto represents to the other that: (a) it has the corporate or other requisite power and authority to execute deliver and perform this Amendment; (b) the execution, delivery and performance of this Amendment by it has been duly authorized by all necessary corporate or other actions; (c) it has duly and validly executed and delivered this Amendment; and (d) this Amendment is a legal, valid and binding obligations, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

5.

Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of North Carolina, without regard to the conflicts of law rules of such state. In any action or proceeding arising out of or relating to this Amendment (an "Action"), each of the parties hereby irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in Orange County, North Carolina and further agrees that an Action shall be heard and determined in such North Carolina federal court or in such state court. Each party hereby irrevocably waives to the fullest extent it may effectively do so the defense of an inconvenient forum to the maintenance of any Action in Orange County, North Carolina.

6.

Miscellaneous.  The Warrant, as amended by this Amendment, contains the entire agreement between the parties hereto regarding the Warrant and there are no agreements, warranties or representations which are not set forth therein or herein.  This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.  This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

NORTH CAROLINA BIOTECHNOLOGY CENTER, INC.

By:    /s/ Patricia J. Gravirese

Name: Patricia J. Gravirese

Title: Controller/Assist. Secretary

HEAT BIOLOGICS, INC.

By:    /s/ Jeffrey Wolf

Name: Jeffrey Wolf

Title: President